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Exhibit 5

May 28, 2004

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of a maximum of 10,000,000 shares of common stock, par value $1 2/3 per share (the "Shares"), of Wells Fargo & Company, a Delaware corporation (the "Company"), I have examined such corporate records and other documents, including the registration statement on Form S-4 relating to the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

  1.
  The Company is a corporation duly organized and existing under the laws of the state of Delaware.

  2.
  All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares, and when issued as described in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, the Shares will be legally and validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Kaukol

Senior Counsel
Wells Fargo & Company

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  Exhibit 5